Exhibit 10.14.1

FIRST AMENDMENT TO “CHANGE IN CONTROL” AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of this 5th day of December, 2008 by and between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and                      (the “Executive”) as an amendment to the “Change in Control” Agreement between the Company and the Executive, dated as of                      (the “Agreement”). This Amendment shall be effective January 1, 2009.

1. Section 3(e) of the Agreement is hereby amended to read as follows:

“(e) In the event of the termination of Executive’s employment as defined in Section 2 hereof, the Company shall pay to Executive (i) any unpaid salary or other compensation of any kind earned with respect to any period prior to Executive’s termination (including a proportionate share of any bonus for a part of a year in which the termination, as defined in Section 2 hereof, occurs), which shall be paid at the same time such amounts would have been payable had Executive continued in employment with the Company, and (ii) a lump sum cash payment for accumulated but unused vacation earned through Executive’s termination, payable as soon as it is reasonably practicable, but in no event later than seven days after the date of such termination.”

2. Section 4(b) of the Agreement is amended by deleting the fourth sentence therein, and inserting the following sentence in lieu thereof:

“Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to Executive within five days after the receipt by the Company and Executive of the Accounting Firm’s determination, but in no event later than the last day of the calendar year immediately following the calendar year in which the related tax is remitted to the applicable taxing authority.”

3. The Agreement is hereby amended by adding a new Section 15 thereto, to read as follows:

“15.	Section 409A.

(a)	This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to Section 3 of this Agreement are further intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible, provided that the Company shall not be responsible for any 409A Penalties that cannot be avoided.

(b)	To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code.

(c)	If Executive is entitled to a severance allowance payment pursuant to Section 3 hereof due to the termination of Executive’s employment following a Change in Control that does not constitute a “change in control event,” within the meaning of Section 409A of the Code, then Executive shall continue to be entitled to such severance allowance payment, but such severance allowance payment shall not be paid in a lump sum payment, but instead shall be paid in equal installments on the Company’s regularly scheduled payroll dates over the 24-month period beginning with the first payroll date occurring after the date of the Executive’s termination.

(d)	Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (A) the six-month anniversary of the separation from service or (B) the date of Executive’s death.

(e)	Any reimbursement or advancement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized representative and the Executive has signed this Amendment as of the day and year first above written.

Arthur J. Gallagher & Co.

By:
Name:	Walter D. Bay
Title:	Vice President, General Counsel & Secretary

Executive